UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2012

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Consent and Amendment Agreement

On December 31, 2012, Tengion, Inc. (the “Company”) entered into a Consent and Amendment Agreement (the “Amendment”) with investors (the “Investors”) in the Company’s private placement completed on October 2, 2012 (the “October 2012 Financing”). Pursuant to the Amendment, the Investors agreed to extend the interest payments which were due on January 1, 2013 under the convertible notes issued in the October 2012 Financing to February 1, 2013. The aggregate amount of the interest payments is $369,992.48, which amount will continue to accrue interest at the rate of ten percent (10%) per annum.

Additionally, the Amendment amends the registration rights agreement between the Company and the Investors entered into in connection with the October 2012 Financing to extend the deadline to register the shares underlying the convertible notes and warrants issued in the October 2012 Financing from December 31, 2012 to January 30, 2013, a date that is 120 days following the issuance of the convertible notes and warrants.

The foregoing description of the Amendment is qualified in its entirety by reference thereto, filed as Exhibit 10.1 this Form 8-K, and is incorporated herein by reference.

2011 Warrant Exchange

On December 31, 2012, the Company commenced an offer to the holders (the “Holders”) of warrants dated March 1, 2011 to purchase common stock, $0.001 par value per share (the “Common Stock”), of the Company issued pursuant to that Securities Purchase Agreement dated March 1, 2011 (the form of such warrants as filed as Exhibit 4.1 to the Company’s report on Form 8-K, filed on March 1, 2011, and incorporated herein by reference, the “2011 Warrants”) to amend and restate the 2011 Warrants.  On December 31, 2012, the Company executed exchange agreements (the “Exchange Agreements”) with two Holders: Deerfield Special Situations International Master Fund L.P. and Deerfield Special Situations Fund, LP to exchange their 2011 Warrants for amended and restated warrants (“Amended and Restated Warrants”).

Pursuant and subject to the Exchange Agreements, which generally govern the process of the exchange, the Holders executing the Exchange Agreements will exchange the 2011 Warrants held by each of them for Amended and Restated Warrants that provide for the following amendments:

•
an adjusted exercise price of $1.10, and a proportionate adjustment in the number of shares underlying the 2011 Warrants, which takes into account all adjustments under the 2011 Warrants as a result of the October 2012 Financing;

•	certain edits to remove a Delisting (as defined in the 2011 Warrants) from qualifying as a fundamental transaction;

•
a Black Scholes calculation used to the determine the cash value received by a Holder from the Company in connection with a repurchase of the unexercised portion of a warrant after the occurrence of a fundamental transaction that assumes a zero cost of borrow and a price per share equal to the closing market price of the Company’s Common Stock, immediately prior to the closing of a fundamental transaction;

•
a Black Scholes calculation for purposes of determining the value of options issued in connection with the sale of other securities that assumes a zero cost of borrow and a price per share equal to the closing market price of the Company’s Common Stock on the date the options are publicly announced, and if not announced, on the date they are issued; and

•
excluding the October 2012 Financing and exercise of the call option provided under its terms as a trigger for adjustments to the exercise price of the warrants except that adjustments to the exercise price, conversion price or purchase price of the October 2012 Financing securities (i) resulting from registration of such securities with the Securities Exchange Commission or the commencements of the Rule 144 Period, as contemplated by the October 2012 Financing documents, will result in a proportional adjustment to the exercise price of the warrants and (ii) resulting from additional financings or other events will result in adjustments of the exercise price of the warrants pursuant to the terms of the Amended and Restated Warrant.

The Company has offered to exchange the 2011 Warrants for Amended and Restated Warrants for all Holders and will enter into Exchange Agreements and Amended and Restated Warrants with such Holders who accept such offer.  Pursuant to the Exchange Agreement, the Company is required to offer to all Holders who enter into such agreement the right to exchange their Amended and Restated Warrant for any other warrant that the Company exchanges for the 2011 Warrant with any holder thereof.

Prior to the October 2012 Financing, the Holders of 2011 Warrants had the right in the aggregate to purchase 1,046,102 shares of common stock at an exercise price of $28.80 per share.  If all Holders execute the Exchange Agreements and receive Amended and Restated Warrants, such Holders will have the right in the aggregate to purchase 27,388,851 shares of common stock at an exercise price of $1.10.

The foregoing description of the Amended and Restated Warrant, which is filed as Exhibit 4.1 to this Form 8-K, is qualified in its entirety by reference thereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

4.1	Form of Amended and Restated Warrant to be issued in exchange for the 2011 Warrants

10.1	Consent and Amendment Agreement by and between Tengion, Inc. and the investors party thereto, dated December 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: January 7, 2013	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Vice President, Finance